QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Tuesday, November 11, 2003

COMPANY PRESS RELEASE

TRANSGENOMIC INC. REPORTS THIRD QUARTER 2003 RESULTS

Company Expects Sequential Revenue Growth in Fourth Quarter

OMAHA, Neb., Nov. 11 /—Transgenomic, Inc. (Nasdaq:TBIO) today announced financial results for the quarter and nine months ended Sept. 30, 2003.

        Third quarter and year-to-date 2003 consolidated revenues of $7.5 million and $25.5 million, respectively, represented a decrease from third quarter and year-to-date 2002 revenues of $9.1 million and $28.3 million, respectively. Revenues from the company's BioSystems business unit increased 13% while nucleic acids business unit revenues declined 61% compared to the third quarter of 2002. Reduced sales of chemical building block products from the company's Glasgow, Scotland facility, coupled with inventory charges totaling approximately $725,000 associated with this product line negatively impacted margins. Gross profit margins for the third quarter and year-to-date were 10.3% and 27.5%, respectively, compared to 46.8% and 50.3%, respectively, in 2002. Operating expenses for the third quarter and year-to-date were $6.7 million and $21.1 million, respectively, compared to $9.1 million and $26.7 million, respectively, in 2002. Net loss for the quarter and year-to-date was $6.1 million or $0.25 per share and $14.4 million or $0.61 per share, respectively, compared to a net loss of $4.7 million or $0.20 per share and $12.0 million or $0.51 per share, respectively, in 2002.

Comment and Outlook

        "Our BioSystems business unit has benefited from increasing consumables sales, including our new Optimase® product," said Collin D'Silva, CEO. "In addition, there has been continued strong growth in the number of scientific publications and presentations that cite use of our WAVE(R) Systems in a broadening array of applications. In addition, we see increasing opportunity to expand our services provided in support of clinical trials, particularly with customers in the biopharmaceutical and pharmaceutical industries. We are taking appropriate steps to capitalize on this opportunity."

        D'Silva also commented on trends in the company's nucleic acids business unit, stating, "Based on current orders, we anticipate improvement in our nucleic acids sales in the fourth quarter. Although lack of revenue visibility has posed challenges, we have observed a gradual build-up in the sales pipeline for our cGMP oligonucleotide manufacturing facility in Boulder, Colo."

        Michael Draper, CFO, commented that the company continues to progress in its management of operating expenses. "Our operating expenses for the quarter represent a 26% decrease from expense levels of the comparable quarter of 2002. Based on the expense run-rate achieved in the final month of the third quarter, we expect an additional sequential reduction in fourth quarter operating expenses." Draper continued, "In addition, we expect sequential growth in fourth quarter revenue of 10% to 15%, with contributions expected from both the nucleic acids and BioSystems business units."

        The company also provided updates on several of its financing initiatives. In August it announced the sale of 4.5 million shares of common stock, and in September it closed on the sale of 1.8 million shares. Closing of the sale of the remaining 2.7 million shares is subject to registration of the shares with the Securities and Exchange Commission. The company expects to close the transaction this month. Proceeds, net of transaction fees and expenses, are expected to total approximately $4.2 million. In addition, the company reported today that they have entered into a preliminary agreement for the sale and leaseback of their Glasgow nucleic acid manufacturing facility. Proceeds from the transaction, net of expenses and the repayment of long-term debt associated with the facility, are expected to be approximately $1.5 million. The proceeds from these transactions will be used for general working capital purposes.

Earnings Call

        The company will host a live broadcast of its third quarter 2003 financial results via conference call over the Internet on Tuesday, Nov. 11, at 5 p.m. Eastern time. To listen to the webcast, investors should log on to http://www.firstcallevents.com/service/ajwz390451396gf12.html and follow the instructions listed. A link to this site will also be located on the company's Investor Relations web page at http://www.transgenomic.com/default.asp?pgid=31&cyid=1. An archived recording of the conference call will be available and can be accessed via the web using the same links listed above for 14 days after the call. Investors can also listen to a replay via telephone from 8 p.m. ET on Nov. 11 through Tuesday, Nov. 25, 2003, midnight ET. Simply dial 402-220-1140 or 800-934-2729 from any telephone.

About Transgenomic

        Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Transgenomic's BioSystems segment offers its WAVE Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world.

        Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents, used in applications such as genetic diagnostics and therapeutics. Manufacturing operations include a cGMP facility for the synthesis of oligonucleotides.

        For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

Cautionary Statement

        This press release may contain forward-looking statements that reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. Such statements are subject to certain factors, risks and uncertainties described from time to time in Transgenomic Inc.'s reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release.

TRANSGENOMIC, INC.
SUMMARY FINANCIAL RESULTS
(In thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Sales	$7,537	$9,087	$25,521	$28,342
Cost of Sales	6,762	4,838	18,500	14,098

Gross Margin	775	4,249	7,021	14,244
Operating Expenses:
Selling, General and Administrative	4,331	5,921	13,239	17,799
Research and Development	2,411	3,158	7,098	8,904
Restructuring Charges	—	—	738	—

Operating Loss	(5,967)	(4,830)	(14,054)	(12,459)
Other Income (Expenses)	(105)	115	(261)	519

Loss Before Income Taxes	(6,072)	(4,715)	(14,315)	(11,940)
Income Tax Expense	25	12	49	109

Net Loss	$(6,097)	$(4,727)	$(14,364)	$(12,049)

Shares Used in Computing Net Loss Per Share
Basic and Diluted	24,177	23,483	23,741	23,610
Basic and Diluted Net Loss Per Share	$(0.25)	$(0.20)	$(0.61)	$(0.51)

        Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share losses may not equal the year-to-date loss per share.

TRANSGENOMIC, INC.
SUMMARY FINANCIAL RESULTS
(In thousands)

BALANCE SHEETS

	September 30, 2003	December 31, 2002
Cash, Cash Equivalents and Short-term Investments	$1,566	$13,347
Other Current Assets	22,942	25,780

Current Assets	24,508	39,127
Net Property and Equipment	18,591	15,652
Other Assets	18,783	19,256

Total Assets	$61,882	$74,035

Current Liabilities	$10,877	$11,021
Long-term Debt	1,543	1,499
Stockholders' Equity	49,462	61,515

Total Liabilities and Stockholders' Equity	$61,882	$74,035

For confirmation of release or further information contact:

Mitchell L. Murphy Transgenomic, Inc. 402-452-5418 mmurphy@transgenomic.com	Robert J. Pogulis, Ph.D. Transgenomic, Inc. 845-782-9617 rpogulis@transgenomic.com

QuickLinks

  Exhibit 99.1
STATEMENTS OF OPERATIONS
BALANCE SHEETS